Filed in the office of the
Secretary of State of the
    State of Nevada
   January 27, 2000
     No. C9391-99
/s/ Dean Heller, Sec. of State


                       CERTIFICATE OF AMENDMENT
                                  TO
                       ARTICLES OF INCORPORATION
                                  OF
                       TERLINGUA INDUSTRIES LTD.

The undersigned, being the President and Secretary of Terlingua Industries Ltd. hereby declares that the original Articles of the corporation were filed with the Secretary of State of the State of Nevada on April 16, 1999. Pursuant to the provisions of NRS 78-385-390, at a duly noticed and convened meeting on January 4, 2000, the Shareholders of the corporation, representing a majority of the voting power of the Company's common stock, unanimously voted for the following amendments to the Articles of Incorporation:

ARTICLE I:  NAME:  The name of the corporation is
HerbalOrganics.com.

The undersigned, being the President and Secretary of Terlingua
Industries Ltd. hereby declare and certify that the facts stated herein are true and, accordingly have hereunto set their hands this 6th day of January, 2000.

                        /s/ Thomas C. Whalen, President

                        /s/ Carol A. Christian, Secretary

Province of British Colombia	)
                              )  ss:
County of Westminster         )

On this 6th day of January, 2000, before me, a Notary Public, personally appeared Thomas C. Whalen and Carol A. Christian, personally know or proven to me to be the President and Secretary of Terlingua Industries, Ltd. and acknowledged they executed the above instrument.

                       /s/ Mary E. Elston, Notary Public
8467	- 120th Street
   Delta, B.C., Canada  V4C 6R2




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